EXHIBIT 99(a)


         This Agreement and Plan of Merger (the "Agreement"), made as of this 22nd day of December 1995, by and between FCNB Corp ("FCNB"), a corporation organized and existing under the laws of the State of Maryland and having its principal office at One North Market Street, Frederick, Maryland, and Harbor Investment Corporation ("Harbor"), a corporation organized and existing under the laws of the State of Maryland and having its principal office at 1219 Annapolis Road, Odenton, Maryland.

         WHEREAS, the respective Boards of Directors of FCNB and Harbor each deem it advisable and in the best interest of their respective shareholders that Harbor be acquired by FCNB through the merger of Harbor with and into FCNB substantially on the terms, and subject to the conditions, set forth in this Agreement; and

         WHEREAS, as soon as practicable after the merger of Harbor with and into FCNB it is anticipated that Harbor's wholly-owned subsidiary, Odenton Federal Savings & Loan Association, Odenton, Maryland ("Odenton") shall be merged with and into FCNB's wholly-owned subsidiary, Elkridge Bank, Elkridge, Maryland (" Elkridge");

         WHEREAS, the respective Boards of Directors of FCNB and Harbor have each approved the merger of Harbor with and into FCNB, substantially on the terms, and subject to the conditions, hereinafter set forth (the "Merger");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1 Merger. Subject to the terms and conditions hereafter set forth, Harbor shall be merged with and into FCNB, in accordance with the applicable provisions of the Maryland General Corporation Law, as amended (the "MGCL").

         1.2 Name. The name of the surviving corporation (the "Surviving Corporation" when reference is made to it after the Effective Time (hereinafter defined)) shall be "FCNB Corp".

         1.3 Certificate of Incorporation; Bylaws. The Articles of Incorporation of FCNB in effect at the Effective Time, and the Bylaws of FCNB in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

         1.4 Board of Directors; Officers. (a) The Board of Directors of FCNB at the Effective Time shall serve as the Board of Directors of the Surviving Corporation until their successors are duly elected and qualified.


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(b) The  Officers of FCNB at the  Effective  Time shall serve as the officers of the Surviving Corporation until their successors are duly appointed by the Board of Directors.

         1.5 Effect of the Merger. At the Effective Time, the separate corporate existence of Harbor shall cease and FCNB as the Surviving Corporation shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Harbor, and shall be subject to, and be responsible for, all debts, liabilities, and obligations of Harbor, all without further act or deed, and in accordance with the applicable provisions of the MGCL.

         1.6 Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall occur at the principal offices of FCNB, at a time and on a date specified in writing by the parties, which date shall be as soon as practicable, but not more than fifteen (15) days, after the receipt of all requisite approvals and authorizations of regulatory and governmental authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the "Closing Date."

(b) The Merger shall become effective upon the later of (i) the filing of the articles of merger in substantially the form attached hereto as Exhibit A (the "Articles of Merger") with the Maryland State Department of Taxation and Assessments (the "Department") or (ii) the time set forth in the Articles of Merger filed with the Department (the "Effective Time"). Except as otherwise agreed in writing, the Effective Time shall be within one business day of the Closing.

         1.7 Bank Merger. FCNB and Harbor acknowledge and agree that it is anticipated that at the Effective Time, or as soon thereafter as may reasonably be practicable, Odenton shall be merged with and into Elkridge (the "Bank Merger"), pursuant to a Plan and Agreement of Merger substantially in the form of that attached hereto as Exhibit B. Harbor agrees that it shall, at the request of FCNB, provide such assistance, cooperation and information, execute, deliver, verify, file or acknowledge such other agreements, instruments, applications or other documents, and take all such other actions and do all such other things as may be reasonably necessary in order to effect such other transactions and to effect the intents and purposes of this Section 1.7. FCNB also agrees to cause Elkridge Bank to assume the liquidation account established in the mutual-to-stock conversion of Odenton.


                                   ARTICLE II

                              CONVERSION OF SHARES

         2.1 Purchase Price; Conversion of Shares and Options. (a) The per share purchase price (the "Purchase Price") to be paid in exchange for each of the shares of the common stock, $.01 par value, of Harbor (the "Harbor Common Stock") outstanding as of the Effective Time, shall be cash in an amount equal to Sixty Nine Dollars and Eight Cents ($69.08). The Purchase Price shall be proportionately adjusted to reflect any stock split, stock dividend, combination or consolidation of shares, capital reclassification or similar change in capitalization in respect of

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the Harbor Common Stock effected after the date hereof.  FCNB shall, on or prior to the Closing Date, deposit with the Exchange Agent (hereinafter defined) an amount of cash equal to (i) the aggregate Purchase Price for all shares of Harbor Common Stock outstanding as of the Closing Date plus (ii) the aggregate Option Price (hereinafter defined) for all options to purchase Harbor Common Stock outstanding as of the Closing Date less (iii) the product of the Purchase Price multiplied by the number of dissenting shares (the "Acquisition Price").

(b) At the Effective Time, each of the outstanding shares of Harbor Common Stock (excluding shares of Harbor Common Stock held in treasury or by any Harbor Subsidiary, or as to which the holders have perfected dissenters' right in accordance with the MGCL ("dissenting shares")), shall automatically, and without further action, be converted into the right to receive cash in an amount equal to the Purchase Price. Following the Effective Time, certificates which formerly represented shares of Harbor Common Stock (except for certificates representing shares held in treasury or by any Harbor Subsidiary or dissenting shares) shall be deemed for all purposes to represent only the right to receive the amount of cash equal to the Purchase Price multiplied by the number of shares of Harbor Common Stock represented by said certificate. At the Effective Time, the stock transfer books of Harbor shall be closed as to holders of Harbor Common Stock immediately prior to the Effective Time, and no transfer of Harbor Common Stock shall thereafter be made or recognized on the books of Harbor.

(c) At the Effective Time, and subject to the receipt of an agreement from each holder of an option outstanding as of the Effective Time, satisfactory in form and substance to FCNB regarding the treatment of such options (the "Optionholder Agreements"), each of the options to acquire Harbor Common Stock outstanding as of the Effective Time shall automatically, and without further action, be terminated and each such optionholder shall be entitled to receive in exchange for the termination of such options cash in an amount equal to the excess of the Purchase Price over the exercise price per share of such option (the "Option Price"), multiplied by the number of shares of Harbor Common Stock for which such option is exercisable. Such amount shall be payable whether or not any such option is by its terms exercisable as of the Effective Time.

(d) All shares of Harbor Common Stock held by Harbor as treasury shares, or held by any Harbor Subsidiary, shall be cancelled and shall not be converted as provided in Section 2.1(a). Following the Effective Time, dissenting shares, if any, shall represent only the right to receive the fair value of such shares as determined in accordance with the applicable provisions of the MGCL.

(e) Each share of FCNB Common Stock outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to be issued and outstanding shares of FCNB Common Stock.

(f) Notwithstanding anything to the contrary contained herein, the aggregate Purchase Price and Option Price payable by FCNB in respect of all of the Harbor Common Stock and options to acquire shares of Harbor Common Stock outstanding as of the Effective Time (other than

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dissenting  shares)  shall not  exceed  Six  Million  Seven  Hundred  Twenty One
Thousand Four Hundred Eighty Four Dollars ($6,721,484) less the sum of (i) the aggregate exercise price of all options outstanding as of the Effective Time and
(ii) the Purchase Price multiplied by the number of dissenting shares.

         2.2 Exchange of Share Certificates. Certificates formerly representing shares of Harbor Common Stock shall be exchanged for the amount of cash into which they shall have been converted only in accordance with the following procedures:

(a) Exchange Agent. At FCNB's election, FCNB or the transfer agent for FCNB shall act as exchange agent ("Exchange Agent") to receive Harbor Common Stock certificates from the holders thereof and to distribute cash for shares of Harbor Common Stock pursuant to Section 2.1(a) hereof and for options to acquire shares of Harbor Common Stock pursuant to Section 2.1(c) hereof. The Exchange Agent shall, promptly after the Effective Time, mail to each former shareholder of Harbor a notice specifying the procedures to be followed in surrendering such shareholder's Harbor Common Stock certificates.

(b) Surrender of Certificates. As promptly as possible after receipt of the Exchange Agent notice, each former shareholder of Harbor shall surrender his or her certificates to the Exchange Agent; provided, that if any former shareholder of Harbor shall be unable to surrender his Harbor Common Stock certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following the procedures customarily followed by FCNB in the replacement of lost or mutilated certificates, including, if necessary, the posting of appropriate bond. Upon actual or constructive surrender of Harbor Common Stock certificates from a former Harbor shareholder, the Exchange Agent shall issue such shareholder, in exchange therefore, one or more checks representing in the aggregate the amount of cash into which such shareholder's shares of Harbor Common Stock have been converted. No interest shall accrue or be paid to holders of Harbor Common Stock with respect to the cash payable upon the surrender of shares of Harbor Common Stock for payment of the Per Share Amount. If any payment for shares of Harbor Common Stock is to be made in a name other than that in which the certificate for Harbor Common Stock or surrendered for exchange is registered, it shall be a condition to the payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall either (i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

(c) Failure to Surrender Certificates. All Harbor Common Stock certificates must be surrendered to the Exchange Agent within two (2) years after the Effective Time. In the event that any former Harbor shareholder shall not have properly surrendered his Harbor Common Stock certificates within two (2) years after the Effective Time, the cash that would otherwise have been paid to such shareholder shall be held by the Exchange Agent in a properly documented noninterest-bearing account for such shareholder's benefit. To the extent permitted by applicable law, including without limitation all applicable laws of escheat, such cash shall be paid to such former Harbor shareholder, without interest, upon proper surrender of his Harbor Common Stock certificates. Notwithstanding anything to the contrary contained herein, FCNB may elect to have all cash relating to unsurrendered shares of Harbor Common Stock delivered to FCNB two (2) years following the Effective Time. FCNB agrees that it shall hold and pay any such funds delivered to it in accordance with the provisions of this paragraph.

(d) Expenses. All costs and expenses of the Exchange Agent and compliance with the procedures set forth herein shall be borne by FCNB.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF FCNB

         FCNB represents and warrants to Harbor as follows:

         3.1 Organization and Authority. FCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. FCNB is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on FCNB's operations , assets, financial condition or results of operations. FCNB has all necessary governmental authorizations to own or lease its properties and assets, and those of its subsidiaries, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, financial condition, or result of operations of FCNB and its subsidiaries, taken as a whole.

         3.2 Authorization. The execution, delivery and performance of this Agreement by FCNB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of FCNB and no other corporate proceedings on the part of FCNB are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to the approvals of government agencies having regulatory authority over FCNB as may be required by statute or regulation, this Agreement is the valid and binding obligation of FCNB, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

         Except as set forth in the separate disclosure letter of FCNB dated as of the date hereof, and delivered not later than the date hereof (the "FCNB Disclosure Letter"), updated for comparative purposes as of the date of Closing, neither the execution, delivery and performance of this Agreement by FCNB, nor the consummation of the transactions contemplated hereby, nor compliance by FCNB with any of the provisions of this Agreement, will (i) violate, conflict with,

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or result in a breach of any provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under the terms, conditions or provisions of, (x) the Articles of Incorporation or Bylaws of FCNB, or Elkridge or FCNB Bank, the wholly owned banking subsidiaries of FCNB (each a "Bank Subsidiary" and collectively the "Bank Subsidiaries") (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FCNB or any Bank Subsidiary is a party or by which FCNB or any Bank Subsidiary may be bound, or to which FCNB, any Bank Subsidiary or any of their properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to FCNB's knowledge, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FCNB, any Bank Subsidiary or any of their properties or assets.

         Other than in connection or in compliance with the applicable provisions of the MGCL, the Maryland Financial Institutions Code (the "MFIC"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA or the Home Owners Loan Act of 1934, as amended ("HOLA"), or any applicable federal or state banking statute, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by FCNB of the transactions contemplated by this Agreement. FCNB has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which it would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

         3.3 Financial Capacity. There are no facts or circumstances relating to the business or financial condition of FCNB which may prevent, restrict or impair the ability of FCNB to fulfill its obligations and consummate the transactions contemplated hereby. Not in limitation of the foregoing, FCNB has the financial capacity to pay the Purchase Price in full on the Closing Date.

         3.4 Litigation and Other Proceedings. Neither FCNB nor any Bank Subsidiary is a party to any pending, or to the knowledge of FCNB, threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the ability of FCNB to consummate the transactions contemplated hereby.

         3.5 Proxy Statement, Etc. None of the information supplied or to be supplied by FCNB for inclusion, or included, in (i) the Proxy Statement to be mailed to the shareholders of Harbor (as described in Section 5.3 below), in connection with the Harbor Shareholder Meeting and (ii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, to the best knowledge of FCNB and at such respective times as such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which FCNB is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         3.6 Brokers and Finders. Neither FCNB nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for FCNB in connection with this Agreement or the transactions contemplated hereby.

         3.7 Regulatory Approvals. FCNB is not aware of any facts of circumstances relating to the business, operations or financial condition of FCNB or its wholly-owned subsidiaries which would result in the denial, or conditioning in a manner unacceptable to FCNB, of any of the regulatory approvals required for consummation of the Merger.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF HARBOR

         Harbor represents and warrants to FCNB that:

         4.1 Organization and Authority. Harbor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, a registered savings association holding company under HOLA and has the corporate power and authority to own its properties and assets and to carry on its business and the business of the Harbor Subsidiaries as now being conducted and to enter into and carry out its obligations under this Agreement. Harbor is not required to qualify to do business in any other state or foreign jurisdiction. Harbor has all necessary governmental authorizations to own or lease its properties and assets and those of the Harbor Subsidiaries, and to carry on its business, and those of the Harbor Subsidiaries, as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, financial condition or results of operations of Harbor and the Harbor Subsidiaries, taken as a whole.

         4.2 Harbor Subsidiaries. Harbor directly owns all the shares of the outstanding capital stock of Odenton. Except as set forth in the separate disclosure letter of Harbor dated as of a date and delivered not later than the date hereof (the "Harbor Disclosure Letter"), updated for comparative purposes as of the date of Closing, neither Harbor nor Odenton has any other subsidiaries, or owns any capital stock or other interests in any entity (including, without limitation, corporations, partnerships, joint ventures, and inactive corporations). Odenton, together with all other Harbor subsidiaries (including any corporation, partnership or joint venture in which Harbor or any Harbor subsidiary has an interest) referred to on occasion as "Harbor Subsidiaries" and each individually as a "Harbor Subsidiary". No equity securities of any Harbor Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock of any Harbor Subsidiary, and there are no other contracts, commitments, understandings

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or  arrangements  by which any Harbor  Subsidiary  is bound to issue  additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each of the Harbor Subsidiaries so owned by Harbor are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Odenton is a stock form federal savings association duly organized, validly existing and in good standing under the laws of the United States, and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of Odenton are insured to the applicable legal limits by the Savings Association Insurance Fund of the FDIC. Each other Harbor Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authorization and all necessary material federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations which the failure to possess or obtain would not have a material adverse effect on the financial condition, results of operations, properties, assets or business of Harbor and the Harbor Subsidiaries, taken as a whole.

         4.3 Capitalization of Harbor. As of September 30, 1995, the authorized capital stock of Harbor consisted of 2,000,000 shares of Harbor Common Stock, par value $.01 per share, and 500,000 shares of serial preferred stock, par value $.01 per share ("Serial Preferred Stock"). As of September 30, 1995, 89,300 shares of Harbor Common Stock were issued and outstanding, and no shares of Harbor Common Stock or Serial Preferred Stock have been issued since that date. Except as set forth in this Section 4.3 and except for options to acquire 8,000 shares of Harbor Common Stock upon the exercise of options issued pursuant to the Harbor Option Plan, which options are described (including, but not limited to, exercise price, expiration date, identity of optionholders, and number of options held by each optionholder) in the Harbor Disclosure Letter, there are no other shares of capital stock or other equity securities of Harbor outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of Harbor, or contracts, commitments, understandings, or arrangements by which Harbor was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

         4.4 Authorization. The execution, delivery and performance of this Agreement by Harbor and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Harbor and, except for the approval by the shareholders of Harbor of this Agreement and the Amendment (as defined in Section 7.1(b) hereof), no other corporate proceedings on the part of Harbor are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval and to the approvals of government agencies having regulatory authority over Harbor as may be required by statute or regulation, this Agreement is the valid and binding obligation of Harbor enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors' rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

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
         Except insofar as this Agreement and the transaction contemplated hereby violates and conflicts with the provisions of Article XIII of the Articles of Incorporation of Harbor, and as disclosed in the Harbor Disclosure Letter, neither the execution, delivery and performance of this Agreement by Harbor, nor the consummation of the transactions contemplated hereby, nor compliance by Harbor with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Harbor or any Harbor Subsidiary under any of the terms, conditions or provisions of (x) its or any Harbor Subsidiary's Articles or Certificate of Incorporation or Charter or Bylaws or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Harbor or any of the Harbor Subsidiaries may be bound, or to which Harbor or any of the Harbor
Subsidiaries or any of the properties or assets of Harbor or the Harbor Subsidiaries may be subject, including but not limited to the conditions imposed in connection with, and the obligations imposed by federal law or regulation, or assumed by Harbor or any Harbor Subsidiary in connection with the conversion of Odenton from a mutual savings bank to a stock form savings bank and the formation of Harbor as the holding company for Odenton or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Harbor or any of the Harbor Subsidiaries or any of their respective properties or assets.

         Other than in connection or in compliance with the applicable provisions of the MGCL, the MFIC, the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA, HOLA or any applicable federal or state banking statute or regulation, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Harbor of the transactions contemplated by this Agreement. Harbor has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which FCNB would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

         4.5 Harbor Financial Statements. The consolidated statements of financial condition, of Harbor as of June 30, 1995 and 1994 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the three years ended June 30, 1995, certified by Anderson Associates and the unaudited consolidated balance sheet of Harbor as of September 30, 1995, and the related unaudited consolidated statements of financial condition, operations, changes in stockholders' equity and cash flows for the three month period then ended, copies of each of which have been furnished by Harbor to FCNB (collectively the "Harbor Consolidated Financial Statements"), and like financial information provided to FCNB subsequent to the date hereof, have been and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present and will present fairly the financial position of Harbor at the dates, and the consolidated results of operations, stockholders' equity, and changes in the financial position of Harbor for the periods stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, have been and will be made, subject to year-end audit adjustments. Without limitation of the foregoing, and except as agreed upon between the parties hereto, Harbor in good faith believes that the reserves for possible credit losses which it has established and which are included in the above-referenced Harbor Consolidated Financial Statements, were as of such dates, adequate to absorb all reasonably anticipated losses in the loan and lease portfolios of Harbor and each of the Harbor Subsidiaries, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors; and, further, no facts have subsequently come to the attention of management of Harbor which would cause it to restate in any material way the levels of such reserves for possible credit losses.

         4.6 Books of Account; Corporate Records. The books of account of Harbor and each Harbor Subsidiary are maintained in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Harbor and each of the Harbor Subsidiaries accurately disclose all material corporate actions of their respective shareholders and Board of Directors and of all committees thereof.

         4.7 Reports. As of September 30, 1995, Harbor and the Harbor Subsidiaries have filed, since that date have filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, (ii) the Federal Reserve Board, (iii) the Office of Thrift Supervision (the "OTS") (iv) the Federal Deposit Insurance Corporation (the "FDIC"), and (v) the Department (all such reports and statements are collectively referred to herein as the "Harbor Reports"). As of their respective dates, the Harbor Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.8 Absence of Certain Changes. Since September 30, 1995 to the date hereof, there has not been any change, in the nature of the business, results of operations, assets, financial condition, prospects, method of accounting or accounting practice, or manner of conducting the business of Harbor and the Harbor Subsidiaries, or otherwise, any of which changes has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Harbor and the Harbor Subsidiaries taken as a whole. For purposes hereof, adverse developments with respect to any matter disclosed to FCNB prior to the date hereof and which is described in the Harbor Disclosure Letter delivered to FCNB on the date hereof shall not constitute a material adverse effect to the extent that the nature and scope of the adverse development is of the nature and within the scope of the matter disclosed.

         4.9 Insurance. All policies of insurance, including policies of title insurance, liability insurance and financial institutions bonds maintained by Harbor or any Harbor Subsidiary, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past five (5) years, are set forth in the Harbor Disclosure Letter. All such policies are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which Harbor and the Harbor Subsidiaries are engaged, and are sufficient for compliance with all legal requirements and all agreements to which Harbor or any Harbor Subsidiary is a party. Neither Harbor nor any Harbor Subsidiary is in default with respect to any such policy which defaults, taken as a whole, are material to Harbor.

         4.10 Properties, Leases and Other Agreements. Except as may be set forth in the Harbor Disclosure Letter or reflected in the Harbor Consolidated Financial Statements and except for any lien for current taxes not yet delinquent, and except for imperfections of title, encumbrances and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, Harbor and the Harbor Subsidiaries have good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the consolidated balance sheet of Harbor as of September 30, 1995 referred to above in Section 4.5, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases material to Harbor and the Harbor Subsidiaries, pursuant to which Harbor or any Harbor Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by Harbor or any Harbor Subsidiary or any event which with notice or lapse of time or both would constitute such a material default. The Harbor Disclosure Letter sets forth a complete list and brief description of all real estate owned or leased by Harbor or any Harbor Subsidiary (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor's right), and all personal property having a value in excess of $25,000 owned or leased by Harbor or any Harbor Subsidiary. Each item of real estate described in the Harbor Disclosure Letter and used in the conduct of the business of Harbor or any Harbor Subsidiary is in good repair and insurable at market rates; no notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the use or operation of such property has been received by or is known of by Harbor or any Harbor Subsidiary; and there are no condemnation or similar proceedings pending or threatened against any such property or any portion thereof.

         4.11 Taxes. Harbor and the Harbor Subsidiaries have duly filed, or will file, all federal, state, local and foreign tax returns ("Returns") required by applicable law to be filed on or before the Effective Time (all such Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. Except for the amount of unrecorded income tax liability with respect to the special bad debt deduction taken by Odenton, neither Harbor nor any of the Harbor Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established. The amount of bad debt deduction taken by Odenton and the amount included in retained earnings for which no provision for federal income taxes has been made does not exceed the amount permitted by applicable law. The Harbor Disclosure Letter sets forth the amount of retained earnings for which no provision for taxes has been made. Neither Harbor nor any of the Harbor Subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed. No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitively) against Harbor which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and Harbor does not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes.

         4.12 Fiduciary Activities. Neither Harbor, nor any Harbor Subsidiary, is directly or indirectly engaged in any fiduciary or custodial activities.

         4.13 Intangible Property. Harbor and the Harbor Subsidiaries own or possess the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by them in the conduct of their respective businesses, each of which is described in the Harbor Disclosure Letter. No material product or service offered and no material trademark, service mark or similar right used by them infringes any rights of any other person, and, as of the date hereof, Harbor has received no written or oral notice of any claim of such infringement.

         4.14 Employee Relations. As of the date hereof, Harbor and each Harbor Subsidiary is in all material respects in compliance with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title 7 of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and none of them is engaged in any unfair labor practice. As of the date hereof, no dispute exists between Harbor or any of the Harbor Subsidiaries and any of their respective employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of Harbor and the Harbor Subsidiaries taken as a whole. As of the date hereof, there are no labor or collective bargaining agreements binding upon Harbor or any Harbor Subsidiary or to which Harbor or any Harbor Subsidiary is a party, and, except as set forth in the Harbor Disclosure Letter, no employment or consulting agreements binding upon Harbor or any Harbor Subsidiary, or to which Harbor or any Harbor Subsidiary is a party. As of the date hereof, neither Harbor nor any Harbor Subsidiary is aware of any attempts to organize a collective bargaining unit to represent any of their respective employee groups. All contributions due on or prior to the date hereof to any pension, profit-sharing, or similar plan of Harbor or any Harbor Subsidiary have been paid or provided for in accordance with the Employee Retirement Income Security Act of 1974, as amended, and all other applicable federal and state statutes and regulations. The Harbor Disclosure Letter sets forth each employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, retirement, incentive and insurance arrangement or plan, and any other remunerative or fringe benefit arrangement applicable to Harbor or any Harbor Subsidiary, including the amounts currently payable pursuant to any employment agreement or other remunerative arrangement.

         4.15 ERISA. The Harbor Disclosure Letter sets forth a complete list of Harbor's or any Harbor Subsidiary's employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, group insurance plans and all other plans, programs, or arrangements providing benefits to employees (including, but not limited to, paid time off, fringe benefits, service awards, tuition reimbursement or scholarships or welfare benefits plans within the meaning of
Section 3(1) of ERISA) maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of Harbor and Harbor Subsidiaries (collectively, the "employee benefit plans"). Harbor has delivered to FCNB a true and correct copy of each such employee benefit plan. Other than as set forth in this Section 4.15 and in the Harbor Disclosure Letter, neither Harbor nor any Harbor Subsidiary maintains any plans of the type described in this Section.

         All "employee benefit plans" (as defined in the preceding paragraph) comply in all material respects with all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. The assets of Harbor are not subject to any liens under ERISA or the Code with respect to any employee benefit plan of Harbor or an Affiliate (as defined below), and no event has occurred, or condition exists, which could subject Harbor or its assets to a future liability, obligation, or lien arising out of any employee benefit plan of Harbor or an Affiliate.

         All employee benefit plans currently or previously maintained, sponsored, or contributed to by Harbor or any Harbor Subsidiary have been administered, maintained, and operated in accordance with their terms. All contributions, payments, fees or expenses relating to each such employee benefit plan that were deducted by Harbor or any Harbor Subsidiary for income tax purposes were properly deductible in the year claimed. There are no actions, claims (other than routine benefit claims made in the ordinary course), proceedings or inquiries, pending or threatened, with respect to any such employee benefit plan, and neither Harbor nor any Harbor Subsidiary has any knowledge of any fact which could give rise to any such action, claim, proceeding or inquiry. Neither Harbor, any Harbor Subsidiary, nor any other person or entity who or which is a party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the
Code) has acted or failed to act with respect to any such employee benefit plan in any manner which constitutes: (1) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other violation of ERISA or the Code, except as set forth in the Harbor

Disclosure Letter. Except as set forth in the Harbor Disclosure Letter, neither Harbor nor any Harbor Subsidiary is obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or ERISA or Code violation. Each such employee benefit plan which is intended to meet the requirements for tax-favored treatment under Subtitle A, Chapter 1 of the Code meets such requirements. Each such employee benefit plan that was intended to constitute a qualified plan under Section 401(a) of the Code (including, but not limited to, the Harbor Employee Stock Ownership Plan (the "Harbor ESOP")) has, at all times, been qualified, in form and operation, under
Section 401(a) of the Code, and any related trust is and has, at all times, been exempt from income tax. Neither Harbor nor any Affiliate (as defined below) has ever maintained or contributed to a multiemployer plan (as defined in Section 3(37) of ERISA) or any defined benefit plan (as defined in Section 3(35) of ERISA). Except as disclosed on the Harbor Disclosure Letter, all returns, reports, statements, notices, declarations or documents relating to an employee benefit plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed. Any employee benefit plan (including any employee benefit plan of an Affiliate) that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in each and every case with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable federal, state, and local laws relating to continuation coverage (collectively "COBRA"), and no such plan provides benefits to former employees or their beneficiaries (except to the extent required under COBRA). Each employee benefit plan can be amended, modified, or terminated without participant consent and without additional liability accruing to Harbor or any Harbor Subsidiary after the date of Plan termination. For this purpose, liabilities accrued on or before the date of Plan termination shall be limited to the following: (1) in the case of an employee benefit pension plan (within the meaning of Section 3(2) of ERISA), the participant's "accrued benefit," as defined in Section 3(23) of ERISA; and (2) in the case of an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), claims for expenses, costs, or services (including, but not limited to, medical and other health care services) actually performed or incurred before the date of the Plan termination. Any prior amendment, modification, or termination of an employee benefit plan has been made in accordance with the terms of the Plan and applicable law.

         The Harbor ESOP currently constitutes (and at all times has constituted) an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA. Further, the Harbor ESOP is, and has at all times been, in compliance with all provisions of the Code and ERISA applicable to employee stock ownership plans, including, but not limited to, the provisions of Section 409 of ERISA and 4975 of the Code. The Harbor ESOP has not, at any time, acquired or held any employer securities (within the meaning of Section 407(d)(1) of ERISA), other than "qualifying employer securities" (within the meaning of Section 4975(e)(8) of the Code). Each determination of value of any qualifying employer securities held by the Harbor ESOP has been made in accordance with the requirements of Section 401(a)(28) of the Code, Section 3(18) of ERISA, and Prop. DOL Reg. ss.2510.3-18(b) (to the extent applicable).

         For purposes of this Section 4.15, the term Affiliate means an entity included in the group of entities consisting of Harbor and all other entities that are treated as part of the same controlled group under Section 414(b), (c),
(m) or (o) of the Code.

         4.16 Contracts. Except as disclosed in the Harbor Disclosure Letter, neither Harbor nor any Harbor Subsidiary is a party to, and no property or assets of Harbor or any Harbor Subsidiary is subject to any contract, agreement, lease, sublease, license, arrangement, understanding or instrument calling for payments in excess of $25,000 over the term of the contract or in any year ("Material Contract"). Each such Material Contract is valid and in full force and effect, and all parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Except as disclosed in the Harbor Disclosure Letter each Material Contract is assumable and assignable without consent of the other party thereto and do not contain any provision, increasing or accelerating payments otherwise due, or change or modify the provisions or terms of such Material Contract as a result of this Agreement or the transactions contemplated hereby.

         4.17 Related Party Transactions. Except as set forth in the Harbor Disclosure Letter neither Harbor nor any Harbor Subsidiary has any contract, extension of credit, business arrangement, depository relationship, or other relationship with (i) any present or former director or officer of Harbor or any Harbor Subsidiary; (ii) any shareholder of Harbor owning 5% or more of the outstanding Harbor Common Stock; or (iii) any affiliate or associate of the foregoing. Each extension of credit disclosed in the Harbor Disclosure Letter has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms'-length transactions, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         4.18 Loans. Each of the loans of Harbor or any Harbor Subsidiary represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies. Except as set forth in the Harbor Disclosure Letter no default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision of any such loan exists, and Harbor has no knowledge of any borrower's inability to repay any of such loans when due, whether or not such borrower is currently in default.

         4.19 Environmental Matters. Harbor has no knowledge that any environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or substance, or similar or like substance has been generated, used, stored, processed, disposed of, discharged at, or was or is otherwise present at any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor's right), operated or leased by Harbor or any Harbor Subsidiary, or any real estate which is pledged or stands as collateral security for any loan or other extension of credit by Harbor or any Harbor Subsidiary. There is no legal, administrative, arbitrarial or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on Harbor or any Harbor Subsidiary of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, pending or, to the knowledge of Harbor, threatened against Harbor or any Harbor Subsidiary; and there is no reasonable basis for any of the foregoing; and neither Harbor nor any Harbor Subsidiary is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

         4.20 Litigation and Other Proceedings. Neither Harbor nor any of the Harbor Subsidiaries is a party to any pending, or, to the knowledge of Harbor, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business, properties or prospects of Harbor and the Harbor Subsidiaries taken as a whole. The Harbor Disclosure Letter sets forth a complete and accurate list and a brief description of all actions, suits, investigations or proceedings to which Harbor or any Harbor Subsidiary is a party or which relate to any of their respective assets.

         4.21 Compliance with Laws. Harbor and each of the Harbor Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Harbor, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct of its business by Harbor and each of the Harbor Subsidiaries does not violate, in any material respect, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation now in effect. Neither Harbor nor any of the Harbor Subsidiaries is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of Harbor or any of the Harbor Subsidiaries.

         4.22 Proxy Statement, Etc. None of the information supplied or to be supplied by Harbor for inclusion, or included, in (i) the Proxy Statement or
(ii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, to the best knowledge of Harbor, and at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which Harbor is responsible for filing with the SEC and any regulatory agency in connection with the Merger, and all information provided by Harbor to FCNB for inclusion in any such filings by FCNB, will comply as to form in all material respects with the provisions of applicable law.

         4.23 Brokers and Finders. Except for the fee set forth in the Harbor Disclosure Letter payable to Trident Financial Corporation upon effectiveness of Merger, neither Harbor nor any of its officers, directors, employees, or any shareholder of Harbor, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for Harbor, in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE V

                 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

         5.1 Forbearance by Harbor. From the date hereof until the Effective Time, Harbor covenants and agrees that it will not do, or agree or commit to do, or permit any Harbor Subsidiary to do or agree or commit to do, without the prior written consent of FCNB, any of the following:

(a) except as in the ordinary course of business consistent with past practice (including the conduct of its lending activities consistent with the conduct of such activities prior to the date hereof), enter into or assume any Material Contract, make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, acquire or dispose of any material property or asset, or engage in any transaction not in the ordinary course of business consistent with past practice or subject any of Harbor's assets or properties to any lien, claim, charge or encumbrances whatsoever;

(b) grant any general increase in compensation to its employees or officers or directors, pay any bonus, or effect any increase in retirement benefits to any class of employees or its officers (unless any such change shall be required by applicable law), except that Harbor may, without the prior approval of FCNB and in the ordinary course of its business consistent with past practice, grant general salary increases and year end bonuses to its employees (other than executive officers subject to an employment contract), provided, however, that the aggregate amount of such salary increases and bonuses shall not exceed ten thousand dollars ($10,000) and four thousand Dollars ($4,000), respectively, or enter into, amend, or extend the term of any employment agreement, except that Harbor may, without the prior approval of FCNB and in the ordinary course of its business consistent with past practice, extend the term of existing employment contracts with executive officers for one year in accordance with the provisions of such contracts;

(c) declare, set aside or pay any dividend or other distribution on Harbor's Common Stock, except that Harbor may declare and pay, in accordance with past practice, quarterly dividends not in excess of twelve and one half cents ($.125) per share per quarter;

(d) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other corporation, bank or association, or permit any other corporation, bank or association to merge into it, or consolidate with any other corporation, bank or association; liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice; or agree to do any of the foregoing;

(e) open, or file an application with any federal or other regulatory agency with respect to the opening of any additional office, branch or banking facility, or the acquisition or establishment of any additional banking or nonbanking facility;

(f) issue any share of its capital stock or permit any share of its capital stock held in its treasury to become outstanding, except for the issuance of shares of Harbor Common Stock pursuant to the exercise of options outstanding as of the date hereof pursuant to the Harbor Option Plan; issue, grant or extend the term of any option, warrant, or stock appreciation right;

(g) amend the Articles or Certificate of Incorporation or Charter or Bylaws of Harbor or any Harbor Subsidiary, except for the Amendment as contemplated by
Section 7.1(b) hereof or, to the extent required, an amendment to reflect a decrease in the number of directors;

(h)  effect  any  capital   reclassification,   stock  dividend,   stock  split,
consolidation of shares or similar change in capitalization;

(i) take, cause or, to the extent within the control or influence of Harbor or any Harbor Subsidiary, permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect at and as of the Effective Time;

(j) enter into any related party transaction of the type contemplated by Section
4.17 hereof, except for transactions relating to deposit relationships or the extension of credit in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectibility or other unfavorable features, and in respect of which disclosure has been made to FCNB prior to disbursement;

(k) except as provided in Section 8.5 hereof, solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, or employees, to solicit from, or communicate with, any third party, inquiries or proposals relating to the disposition of Harbor's or any Harbor Subsidiary's business or assets, or the acquisition of Harbor's or any Harbor Subsidiary's voting securities, or the merger of Harbor, Odenton or any other material Harbor Subsidiary with any person other than FCNB or any subsidiary of FCNB, or provide any such person with information or assistance or negotiate or conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal, or continue any such activities in progress on the date hereof, and Harbor shall promptly notify FCNB of all of the relevant details, including the identity of such third party and the nature of any such third party proposal, relating to all inquiries and proposals which it may receive relating to any of such matters; or

(l) knowingly take any action which would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; or (ii) adversely affect the ability to perform the covenants and agreements under the Agreement.

         5.2 Conduct of Business. From the date hereof until the Effective Time, Harbor covenants and agrees that, except as otherwise consented to by FCNB in writing it shall, and shall cause each Harbor Subsidiary to:

(a) carry on its business, and maintain its books of account and other corporate records, in the ordinary course consistent with past practice and legal and regulatory requirements;

(b) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization, to retain the services of its officers and employees, and maintain customer and other business relationships;

(c) maintain all of the structures, equipment, and other real and personal property of Harbor and the Harbor Subsidiaries in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;

(d) use all reasonable efforts to preserve or collect all material claims or causes of action of Harbor or the Harbor Subsidiaries;

(e) keep in full force and effect all insurance coverage maintained by Harbor or the Harbor Subsidiaries;

(f) perform in all material respects all obligations under all material agreements, contracts, commitments and other instruments which Harbor or any Harbor Subsidiary is a party or by which they may be bound or which relate to or affect any of their respective assets or properties;

(g) comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to Harbor or any Harbor Subsidiary and the conduct of their respective businesses; and

(h) at all times maintain the allowance for loan losses at a level which is adequate to absorb reasonably anticipated losses in the loan and lease portfolio, in accordance with generally accepted accounting principles and regulatory requirements.

         5.3 Conduct of Business by FCNB. FCNB covenants that from the date hereof until the Effective Time, it shall not, without the prior written consent of Harbor, knowingly take any action which would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; or (ii) adversely affect the ability to perform the covenants and agreements under the Agreement, including the payment of the Purchase Price.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 Access and Information. (a) Harbor shall afford to FCNB, and to FCNB's accountants, counsel and other representatives, reasonable access during normal business hours, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to FCNB (a) a copy of each report, schedule and other document filed or received by it during such period with or from (i) the SEC; (ii) the OTS; (iii) the Federal Reserve Board; (iv) the Department; (v) the FDIC; and (b) all other information concerning its business, properties and personnel as FCNB may reasonably request. FCNB shall cause all information obtained by it or its representatives pursuant to this Agreement or in connection with the negotiation thereof to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all documents (including copies thereof) obtained hereunder from Harbor, and shall destroy all copies of any analyses, compilations, notes, studies or other documents prepared from any such material by FCNB or for FCNB's use.

         6.2 Applications; Harbor Shareholder Meeting; Other Information; Cooperation. (a) As promptly as practicable after the date hereof and the furnishing by Harbor of all information regarding Harbor required to be reflected therein, FCNB shall file (i) the applications and notices for OTS, Federal Reserve Board and Maryland State Bank Commissioner ("Commissioner") approval, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by FCNB. Harbor shall have the right to review each of the above applications, together with any and all amendments thereto, and to comment on their form and content, prior to their being filed by FCNB. Harbor agrees that it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate with FCNB in the preparation and filing of the aforementioned regulatory applications, including, but not in limitation, by providing on a prompt basis information requested by FCNB for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis.

(b) FCNB agrees to use its best efforts to prepare and file all material applications referred to in Section 6.2(a) not later than forty five (45) days from the date hereof, subject to the timely furnishing by Harbor of all information regarding Harbor required to be included therein or necessary for the preparation of such applications.

(c) Harbor agrees that it shall cause a meeting of its shareholders (the "Harbor Shareholder Meeting") to be held as promptly as practicable after the date hereof, but in any event not more than ninety (90) days after the date hereof, for the purpose of considering the approval of (i) the Amendment; and (ii) the Merger and adoption of this Agreement. Harbor shall cause to be distributed to each shareholder of record of Harbor (according to the transfer records of Harbor as of the record date for the Harbor Shareholder Meeting), a proxy statement, prepared by Harbor, containing such material and information as may be required by applicable statutes or regulations, and in any event containing all information material to the consideration by its shareholders of the Amendment and the Merger (the "Proxy Statement"). The Proxy Statement shall be mailed by Harbor on the date (the "Mailing Date") at least twenty (20) days prior to the date of the Harbor Shareholder Meeting. The Board of Directors of Harbor shall, subject to the receipt of the fairness opinion dated as of the date immediately prior the date of the Proxy Statement and subject to the fiduciary duty of the directors (as determined in the manner set forth in Section 8.5(a)), recommend to its shareholders that they vote the shares held by them to approve the Amendment and the Merger and to adopt this Agreement and Harbor shall use its best efforts in good faith to obtain its shareholders' approval of the Amendment and the Merger in accordance with Maryland law. Harbor agrees that as of the Mailing Date of the Proxy Statement, and as of the date of any amendment or supplement thereto, the Proxy Statement shall comply in all material respects with the applicable provisions of law, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that information as of a later date included therein shall be deemed to modify information as of an earlier date, and the foregoing statement shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished by FCNB for use in the Proxy Statement. After becoming aware of any statement or omission which renders the statement set forth in the preceding sentence not true or correct, Harbor will promptly amend, supplement or revise such material in order to make the statement in the preceding sentence true and correct at all times up to and including the Effective Time. FCNB shall have the right to review the Proxy Statement, together with any and all amendments or revisions thereto, and to comment on its form and content, prior to their being mailed by Harbor. FCNB agrees that it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate with Harbor in the preparation of the Proxy Statement including, but not in limitation, by providing on a prompt basis information requested by Harbor for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis. The obligation of Harbor under this paragraph with respect to the timing of the Harbor Shareholder Meeting shall be subject to the furnishing by FCNB of all information regarding FCNB required to be included in the Proxy Statement.

         6.3 Notice of Actual or Threatened Breach. Each party will promptly give written notice to the other party upon becoming aware of any impending or threatened occurrence of any event or the failure of any event to occur which would cause or constitute a breach of any of the representations, warranties or covenants made by such party in this Agreement, any other changes or inaccuracies in any data previously given or made available to the other party, or which would threaten consummation of the transaction contemplated hereby.

         6.4 Current Information. During the period from the date of this Agreement to the Effective Time, Harbor will cause one or more of its representatives to confer on a regular and frequent basis with representatives of FCNB and to report the general status of its ongoing operations. Harbor will promptly notify FCNB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Harbor, and will keep FCNB fully informed with respect to such events.

         6.5 Filing with Department. FCNB and Harbor shall execute and deliver and use their best efforts to file appropriate Articles of Merger with the Department at the earliest practicable date after satisfaction or waiver of the conditions set forth in Article VII hereof.

         6.6 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger and the transactions contemplated hereby. Harbor agrees that the aggregate expenses of Harbor, including all fees and expenses of legal counsel, accountants, and financial or other advisors, shall not exceed reasonable amounts in light of the circumstances and the amount and nature of work or services to be performed.

         6.7 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. FCNB and Harbor will, and Harbor will cause each of the Harbor Subsidiaries, as the case may be, to use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         6.8 Press Releases. FCNB and Harbor will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, FCNB and Harbor agree that FCNB and Harbor shall, immediately following the execution hereof, issue a joint press release announcing the execution of the Agreement and the proposed Merger, and further agree that FCNB and Harbor shall each be entitled to issue separate press releases announcing the execution of the Agreement and the proposed Merger, a copy of which release will be provided to the other party prior to issuance.

         6.9 Harbor Employees. FCNB agrees that all employees of Harbor or Odenton (other than executive officers or other employees of Harbor or Odenton subject to an employment agreement between such employee and Harbor and/or Odenton) who were employees of Harbor and/or Odenton as of the date hereof and as of the Effective Time and who are not retained by FCNB at least six (6) months following the Effective Time (such six (6) month period referred to hereinafter as the "Severance Period") shall be entitled to receive a lump sum severance payment equal to one week of salary for each full year of service with Harbor/Odenton. Notwithstanding the foregoing, any such employee who is terminated by FCNB during the Severance Period for misconduct or other good cause, or who voluntarily terminates employment during the Severance Period, shall not be entitled to receive any portion of such severance payment. No former employee of Harbor/Odenton whose employment terminates during the Severance Period shall be entitled to receive any severance or termination benefits other than as provided by this Section 6.9. Such employees of Harbor/Odenton as FCNB retains ("Retained Employees") shall be employed subject to the same terms and conditions of employment as employees of FCNB performing the same or similar functions at other facilities of FCNB, including but not limited to wages, salaries, health and welfare, vacation and other benefit plans or arrangements generally available to FCNB's employees. If the employment of any Retained Employee shall be terminated at any time after the Severance
Period, such Retained Employee shall be entitled only to such severance or termination benefits, if any, as FCNB shall in its discretion determine, and such Retained Employee shall not be entitled to the severance payment described in the first sentence of this Section 6.9. FCNB does not guarantee any Retained Employee the continuance of any title or status held with Harbor/Odenton. For purposes of determining wages and salary levels and eligibility for employee benefits (where such determinations are based on length of service and during any period where such Retained Employee shall be entitled to receive such benefits), each Retained Employee shall receive full credit for all years of service with Harbor/Odenton commencing on such employees latest hire date with Harbor/Odenton. Nothing contained herein shall confer upon any Retained Employee any right to continued employment for any period beyond the Effective Time, and each such employee shall be an employee at will, and shall be subject to such periodic evaluation and review as FCNB shall in its sole discretion determine. Harbor agrees that it shall, and shall cause the officers and employees of Harbor and Odenton to, cooperate fully with FCNB in connection with its determination of the retention or non-retention of the employees of Harbor/Odenton, including by providing full access to employee employment records and by making to employees of Harbor/Odenton such communications as FCNB shall reasonably request. Notwithstanding anything to the contrary herein, FCNB acknowledges that Harbor and the Harbor Subsidiaries have in effect a "pay for stay" program pursuant to which employees, whether or not retained by FCNB, will be compensated for remaining employed by Harbor or any of the Harbor Subsidiaries until the Effective Time and that payment pursuant to the "pay for stay" program will not reduce any of the payments otherwise described herein.

         6.10 Insurance. Harbor agrees that it shall use its best efforts to obtain director's and officer's liability tail insurance coverage covering the directors of Harbor covering a period of not less than three (3) years after the Effective Time, from its current insurance carrier or a carrier reasonably acceptable to FCNB. In the event that Harbor shall be unable to obtain such insurance coverage FCNB shall be entitled to obtain comparable coverage for such directors from its insurance carrier. In the event that neither Harbor nor FCNB shall be able to obtain such coverage, or if such coverage shall be obtained for a period of less than three (3) years and such coverage or comparable coverage shall not be continued for the entirety of such three (3) year period, then FCNB shall indemnify any person who is a director, director emeritus, or officer of Harbor or any Harbor Subsidiary as of the date hereof, against all costs, expenses reasonably and actually incurred, judgements, penalties, fines, or amounts paid in settlement (with the prior approval of FCNB) in connection with any action, suit, or proceeding to which such person shall have been made a party as a result of such person's service in such capacities (whether or not such action suit or proceeding shall have commenced as of the date hereof or as of the Effective Time), to the fullest extent permitted under the Articles or Certificate of Incorporation or Charter of Harbor or a Harbor Subsidiary, as appropriate, as in effect on October 16, 1995 or by any law, regulation or regulatory pronouncement applicable to FCNB or the Bank Subsidiaries, or which would have been applicable to Harbor or any Harbor Subsidiary had such indemnification been made by such institution. Notwithstanding anything to the contrary contained herein, nothing in this Section 6.10 shall create any right of any person described herein to any indemnification by FCNB at any time during the three (3) year period following the Effective Time when the insurance coverage described herein shall be in effect, or at any time following the end of the three (3) year period following the Effective Time.

         6.11 Harbor ESOP. As soon as practicable after the execution of this Agreement, Harbor and FCNB will cooperate to cause the Harbor ESOP to be amended and other action taken in a manner reasonably acceptable to Harbor and FCNB, to provide (i) that each participant in the ESOP not fully vested will become fully vested in his or her ESOP account as of the Effective Time and (ii) that the ESOP will terminate upon the Effective Time. FCNB acknowledges that Harbor presently intends to fully retire the outstanding ESOP indebtedness no later than the Effective Time through additional employer contributions. The ESOP amendment and other action taken will provide that, upon the repayment of the ESOP loan, the remaining shares in the Loan Suspense Account will be allocated (to the extent permitted by Section 415 of the Code and other applicable laws and regulations) to ESOP participants (as determined under the terms of the
ESOP). As soon as practicable after the Effective Time Harbor and FCNB agree that participants in the ESOP will receive lump sum distributions of their ESOP accounts. To the extent permitted by applicable law, and to the extent requested by participants in the Harbor ESOP, FCNB will permit Retained Employee's participant accounts in the Harbor ESOP to be rolled over into FCNB's 401(k) plan.

         The amendments to the ESOP and actions related thereto will be adopted conditioned upon the consumption of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the ESOP after any required amendments and any private letter ruling that Harbor and FCNB shall mutually deem appropriate. Harbor and FCNB will cooperate in submitting appropriate requests for any such determination letter or ruling to the IRS and will use their best efforts to seek the issuance of such letter or ruling as soon as practicable following the date hereof. Harbor and FCNB will adopt such additional amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such determination letter or ruling provided that such amendments do not substantially change the terms outlined herein.

         6.12 Environmental Matters. FCNB shall be entitled to conduct investigations into environmental matters relating to Harbor and the Harbor Subsidiaries for a period of 45 days from the date hereof. Harbor agrees that it shall permit to be performed at FCNB's expense, such environmental testing and investigations as FCNB shall reasonably request. FCNB agrees that such investigations shall not unduly interfere with the day to day operations of Odenton.

         6.13 Employment Agreements. As of the Effective Time, the existing employment agreements between Mr. Thompson and Ms. Smiechowski and Odenton shall each be terminated and FCNB and Harbor agree that Mr. Thompson and Ms. Smiechowski shall, subject to the provisions thereof, each be entitled to the payment determined pursuant to Section 12 of their respective employment agreements, such payments to be made no later than the Effective Time.


                                   ARTICLE VII

                                   CONDITIONS

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. The Merger shall have been approved by the requisite vote of the shareholders of Harbor.

(b) Amendment of Harbor Articles. At the Harbor Shareholder Meeting, or otherwise prior to the Effective Time, an amendment (the "Amendment") to the Articles of Incorporation of Harbor amending Article XIII, Acquisition of Capital Stock, to exempt from the provisions thereof the acquisition of Harbor by FCNB, shall have been approved by the requisite majority of the shareholders of Harbor, and such amendment shall have been filed with the Department and become effective.

(c) Regulatory Approvals. There shall have been received unconditional approval of the Merger from the OTS, the Federal Reserve Board, the Commissioner and any other federal or state regulatory agencies whose approval is required for consummation of such transaction (except for such conditions as are ordinarily imposed in connection with transactions of the type contemplated hereby and which are not, in the opinion of FCNB, unduly burdensome), and all notice and waiting periods after the granting of any such approval shall have expired.

         7.2 Conditions to Obligation of FCNB to Effect the Merger. The obligation of FCNB to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties; Corporate Proceedings. The representations and warranties of Harbor set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, and FCNB shall have received a certificate of the President of Harbor to that effect. All corporate action required to have been taken by, or on the part of, Harbor to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and FCNB shall have received certified copies of the resolutions evidencing such authorizations.

(b) Performance of Obligations. Harbor shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and FCNB shall have received a certificate of the President of Harbor to that effect.

(c) Permits, Authorizations, Etc. Harbor and the Harbor Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Material Adverse Change. There shall not have been any material adverse change in the financial condition, assets, results of operations, business or prospects of Harbor, Odenton, or any other material Harbor Subsidiary. For purposes hereof, adverse developments with respect to any matter disclosed to FCNB prior to the date hereof and included in the Harbor Disclosure Letter delivered to FCNB not later than the date hereof shall not constitute a material adverse change to the extent that the nature and scope of the adverse development is of the nature and within the scope of the matter disclosed. Additionally, for purposes hereof, any decrease in the capital or stockholder's equity or Harbor or Odenton resulting from any assessment of the type described in Section 7.3(o) hereof not in excess of .85% of the insured deposits of Odenton shall not constitute a material adverse change.

(e) Intentionally Omitted.

(f) No Injunction. No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prevents the consummation of the Merger shall be in effect, and no action shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, by any state or federal government or government agency, which makes the consummation of the Merger unlawful or which in the reasonable judgment of FCNB would make it inadvisable to consummate the transactions contemplated by this Agreement.

(g) Litigation. At the Effective Time, there shall not be pending or threatened against Harbor or any Harbor Subsidiary or the officers or directors thereof in their capacity as such, any suit action or proceeding (including antitrust actions) which, if successful, would, in the reasonable judgment of FCNB, have a material adverse effect on the financial condition, operations, business or prospects of Harbor or Odenton.

(h) Dissenters. Holders of not more than 10.1% of the outstanding Common Stock of Harbor shall have validly exercised and perfected their rights to dissent from the Merger and demand fair value of their shares of Harbor Common Stock in accordance with Maryland law.

(i)  Support   Agreement.   Each  of  the   directors   of  Harbor  shall  have,
simultaneously with the execution of the Merger Agreement entered into a Support Agreement in substantially in the form attached hereto as Exhibit C

(j) Brokers and Finders Fees. Harbor shall have paid in full, at or prior to Closing, all amounts owing in respect of the payments contemplated in Section
4.23 hereof.

(k) Accountants' Letter. FCNB shall have received from Anderson Associates, independent public accountants to Harbor, a letter dated the Closing Date, with respect to certain financial information regarding Harbor, which shall be substantially in the following form:

              (i) they are independent public accountants with respect to Harbor;

              (ii) in their opinion the audited financial statements of Harbor examined by them and included in the Proxy Statement furnished to shareholders of Harbor, or subsequently provided to FCNB and/or the shareholders of Harbor, comply as to form in all material respects with the requirements applicable thereto;

              (iii) at the request of Harbor they have carried out procedures to a specified date not more than five business days prior to the Effective Time as follows: (1) read the unaudited financial statements of Harbor for the period from the date of the most recent audited financial statements of Harbor through the last day of the most recent calendar month ended prior to such specified date (not more than five days prior to the Effective Time; (2) read the minutes of the meetings of the shareholders and of the Board of Directors (and all committees thereof) of Harbor from the date of the most recently audited financial statements to a date not more than five business days prior to the Effective Time, and (3) consulted with certain officers and employees of Harbor responsible for financial and accounting matters as to whether there has been any change in capital stock or long-term debt, or any decrease in consolidated net assets or in the total or per-share amounts of net income of Harbor, and, based on such procedures and except as disclosed in such letter, nothing has come to their attention which would cause them to believe that:

                   (A) the financial  statements referred to in (1) above do not fairly present the financial position of Harbor and the results of its operations and changes in its financial position at the dates and for the periods referred to therein and are not presented in conformity with generally accepted accounting principles applied on a basis consistent in all material respects with that of the audited consolidated statements of Harbor at June 30,

              1995, except as expressly required by this Agreement or noted in such letter;

                   (B) as of said date not more than five business days prior to the Effective Time, there was any (x) change in the capital stock or long-term debt of Harbor or (y) decreases in consolidated net assets of Harbor, in each case as compared with the amounts shown in the balance sheet of Harbor at the date of the most recent audited financial statements, or for the period from the date of the most recent financial statements to said date not more than five business days prior to the Effective Time, there were any decreases, as compared with the corresponding portion of the preceding fiscal year, in the total or per share amounts of income before extraordinary items or net income, other than, in each case, as set forth in such letter;

                   (C) the consolidated  financial  statements of Harbor for the quarter immediately preceding the Effective Time are not prepared in accordance with generally accepted accounting principles, and, based on a review of the interim financial statements of Harbor and upon due inquiry made of the management of Harbor, that material modifications should be made to such financial statements for them to be in conformity with generally accepted accounting principles as of said date not more than five business days prior to the Effective Time, except as noted in such letter, provided, however, that if Harbor is not required to prepare, and has not prepared, consolidated financial statements in accordance with generally accepted accounting principles with respect to the quarter immediately preceding the Effective Time, then the belief expressed in accordance with this subsection (C) shall be with respect to the most recent Thrift Financial Report (or comparable report) filed by Odenton prior to the Effective Time and the pertinent regulatory and/or other accounting principles in accordance with which such report is prepared;

                   (D) based upon the information available as of such date, the reserve for possible credit losses established by Harbor is not adequate to absorb reasonably anticipated losses in the loan and leasing portfolio of Harbor in view of the size and character of such portfolios, then current economic conditions and other pertinent factors; and

                   (E) there are any contingent  liabilities  which could have a materially adverse effect on the assets, business or prospects of Harbor or any Harbor Subsidiary other than as disclosed in the most recent audited financial statements for Harbor or other than, in each case, as disclosed in said letter.

(l) Opinion and Letters of Counsel. (a) Opinion of Counsel. Harbor shall have delivered to FCNB an opinion, dated the Effective Time, of Housley Goldberg Kantarian & Bronstein, P.C., counsel to Harbor, in form and substance reasonably satisfactory to FCNB and its counsel, to the effect that:

              (i) Harbor and Odenton are, respectively, a corporation and a federal savings association duly incorporated, validly existing and in good standing under the laws of the State of Maryland and the United States; Harbor is duly registered as a savings bank holding company under the HOLA; and Harbor and Odenton each has full corporate power to own and operate its respective business and properties and to carry on its respective business as currently conducted;

              (ii) the authorized capital stock of Harbor consists solely of 2,000,000 shares of Harbor Common Stock, par value $.01 per share, and 500,000 shares of Serial Preferred Stock, par value $.01 per share; and all shares of Harbor Common Stock outstanding are duly authorized and nonassessable, and are free of the preemptive right of any shareholder;

              (iii) subject to decrease to reflect the exercise of such options, except for the 8,000 options outstanding pursuant to the Harbor Option Plan, such counsel has no actual knowledge that there are any other outstanding subscriptions, warrants, or rights to acquire from Harbor or Odenton, or requiring Harbor or Odenton to issue, or any outstanding securities or obligations convertible into, shares of Harbor Common Stock or the capital stock of Odenton;

              (iv) such  counsel  has no  actual  knowledge  that  there are any
         outstanding  obligations  of  Harbor  or  any  Harbor  Subsidiary,   to
         purchase, reacquire or redeem any shares of Harbor Common Stock;

              (v) execution, delivery and performance of this Agreement by Harbor and consummation of the Merger and Bank Merger do not and will not conflict with, or result in the breach of, or constitute a default under, any of the provisions of the Articles or Certificate of Incorporation or Charter or Bylaws of Harbor or any Harbor Subsidiary (as each may be amended as of the date of such opinion) or, any material agreement to which Harbor or any Harbor Subsidiary is a party or by which their properties or assets may be bound (which such material agreements shall be identified by such counsel and counsel to FCNB after the date hereof); and

              (vi) Harbor has full corporate power and corporate authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all requisite corporate action of Harbor, and by the shareholders of Harbor, and constitutes the valid and legally binding obligation of Harbor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and subject to general equity principles which may limit the enforcement of certain remedies;

              (vii) to the actual knowledge of such counsel there is no claim, litigation, arbitration proceeding, labor dispute or investigation of any kind pending or threatened against Harbor, or any Harbor Subsidiary in any court or before any federal, state or municipal or other governmental agency or instrumentality relating in any way to the Merger and the Bank Merger, or which if determined adversely to Harbor or such Harbor Subsidiary, would have a material adverse effect on the financial condition, results of operations, business, properties, or assets of Harbor and the Harbor Subsidiaries, taken as a whole, other than as disclosed in the Harbor Disclosure Letter; and

              (viii) (1) the form of the Harbor ESOP currently constitutes, (and at all times has constituted) an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, as such sections are or were in effect from time to time; (2) the form of the Harbor ESOP meets the requirements for qualification under Section 401(a) of the Code as in effect as of the date of such opinion; (3) the form of the trust related to the Harbor ESOP complies with the requirements for exemption under Section 501(a) of the Code as in effect as of the date of such opinion; (4) counsel has no actual knowledge of any matter which could affect the tax-qualified status of the Harbor ESOP or the tax-exempt status of its related trust; (5) the shares of Harbor Common Stock held by the Harbor ESOP constitute "qualifying employer securities" (within the meaning of Section 4975(e)(8) of the Code as in effect as of the date of such opinion); and (6) to the actual knowledge of such counsel the acquisition of the Harbor Common Stock by the Harbor ESOP did not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, as such sections were in effect as of the date of such acquisition. References to any section of the Code or ERISA shall include references to any regulations or revenue rulings promulgated and in effect thereunder. The opinions expressed in this paragraph (viii) are subject to the adoption of any amendments required or requested by the IRS in connection with the termination of the ESOP, whether before or after the Effective Time.

         Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officials of Harbor and Odenton or appropriate governmental officials, (ii) be limited to federal law and the general corporation laws, and, to the extent applicable, the financial institutions laws of the State of Maryland, and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

         (b) Securities Letter. Harbor shall have delivered to FCNB a letter, dated the Effective Time, of Housley Goldberg Kantarian & Bronstein, P.C., counsel to Harbor, in form and substance reasonably satisfactory to FCNB and its counsel, to the effect that such counsel has no reason to believe that the Proxy Statement, as it may be amended or supplemented, contained an untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, as of the time of the Harbor Shareholder Meeting, provided that no statement need be made as to any financial statements and other financial or statistical data or as to materials relating to or supplied by FCNB or the FCNB subsidiaries for inclusion in the Proxy Statement).

(m) Optionholder Agreements. FCNB shall have received agreements, in the form attached hereto as Exhibit D and from each of the holders as of the date hereof of options pursuant to the Harbor Option Plan, relating to the matters contemplated by Section 2.1(c) hereof. The Optionholder Agreements from persons holding options pursuant to the Harbor Option Plan shall include, but shall not be limited to, the agreement of such persons that such options shall be terminated as of the Effective Time.

(n) Third Party Consents. FCNB and Harbor shall have obtained all material third party consents or waivers under any agreement, contract, lease, note, license, permit or other document by which FCNB, any FCNB subsidiary, Harbor or any Harbor Subsidiary is bound or to which any of their respective properties is subject required for the consummation of the transactions contemplated hereby.

(o) FDIC Assessment. There shall not have been any legislation enacted or regulation adopted imposing, or authorizing the imposition, on Odenton or Harbor (or on FCNB or any Bank Subsidiary as successor to Odenton or Harbor), in connection with the recapitalization of the Savings Association Insurance Fund ("SAIF"), the merger of SAIF and the Bank Insurance Fund, the payment of principal or interest on the "Fico bonds," or other reorganization or restructuring of SAIF, any special assessment (whether a single assessment, two or more assessments, or a series of two or more assessments) in the aggregate in excess of .85% of Odenton's insured deposits (whether or not such assessment shall have been paid prior to Closing); and FCNB shall determine to its satisfaction that any such special assessment (whether or not greater than .85% of insured deposits) shall be fully deductible for federal income tax purposes.

         7.3 Conditions to Obligation of Harbor to Effect the Merger. The obligation of Harbor to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties; Corporate Proceedings. The representations and warranties of FCNB set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, and Harbor shall have received a signed certificate the President of FCNB to that effect. All corporate action required to have been taken by, or on the part of, FCNB to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and Harbor shall have received certified copies of the resolutions evidencing such authorizations.

(b) Performance of Obligations. FCNB shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and Harbor shall have received a certificate of the President of FCNB to that effect.

(c) Opinion and Letters of Counsel. (a) Opinion of Counsel. FCNB shall have delivered to Harbor an opinion, dated the Effective Time of Kennedy & Baris, L.L.P., in form and substance reasonably satisfactory to Harbor and its counsel, to the effect that:

              (i) FCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; is registered as a bank holding company under the BHCA; and FCNB has full corporate power and authority to own and operate its business and properties and to carry on its business as currently conducted;

              (ii) except as set forth in the Agreement or the FCNB Disclosure Letter, execution, delivery and performance of the Agreement by FCNB and consummation of the Merger and the Bank Merger do not and will not conflict with, or result in the breach of, or constitute a default under, any of the provisions of the Articles of Incorporation or Bylaws of FCNB, or, to the actual knowledge of such counsel, any material agreement to which FCNB is a party or by which its properties or assets may be bound;

              (iii) FCNB has full corporate power and corporate authority to make, execute, deliver and perform the Agreement and the Agreement has been duly authorized and approved by all requisite corporate action of FCNB and constitutes the valid and legally binding obligations of FCNB in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and subject to general equity principles which may limit the enforcement of certain remedies;

              (iv) all material filings and registrations with, and notifications to, all federal, state and local authorities required on the part of FCNB for the consummation of the Merger have been made, all approvals and authorizations of all federal, state and local authorities required on the part of FCNB for consummation of the Merger are in full force and effect and all applicable waiting periods have passed; and

              (v) to the actual knowledge of such counsel there is no claim, litigation, arbitration proceeding, labor dispute or investigation of any kind pending or threatened against FCNB in any court or before any federal, state or municipal or governmental agency or instrumentality relating in any way to the Merger or the Bank Merger.

         Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officials of FCNB or appropriate governmental officials, (ii) be limited to federal law and the general corporation laws, and, to the extent applicable, the financial institutions laws of the State of Maryland, and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

         (b) Securities Letter. FCNB shall have delivered to Harbor a letter, dated the Effective Time, of Kennedy & Baris, L.L.P., counsel to FCNB, in form and substance reasonably satisfactory to Harbor and its counsel, to the effect that such counsel has no reason to believe that the Proxy Statement, as it may be amended or supplemented, contained an untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, as of the time of the Harbor Shareholder Meeting, provided that no statement need be made as to any financial statements and other financial or statistical data or as to materials relating to or supplied by Harbor or the Harbor Subsidiaries for inclusion in the Proxy Statement).

(e) Fairness Opinion. Harbor shall have received from Trident Financial Corporation., an opinion dated as of a date immediately prior to the date of the Proxy Statement, and a supplemental opinion dated as of the Closing Date, to the effect that the Merger is fair to the shareholders of Harbor from a financial point of view, provided, however, that the scope of such supplemental opinion shall be limited to events and circumstances arising subsequent to the date of the initial opinion.

(f) No Injunction. The shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby, nor shall there be any pending proceeding of any agency of competent jurisdiction seeking any of the foregoing.

(g) Deposit of Funds. Harbor shall have received from the Exchange Agent written confirmation of receipt by the Exchange Agent from FCNB of funds in an amount equal to the Acquisition Price.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Harbor and FCNB; or

(b) by either FCNB or Harbor at anytime after August 31, 1996, if the Merger shall not theretofore have been consummated, unless the date reflected in this
Section 8.1(b) shall be extended in writing by the parties hereto;

(c) by either FCNB or Harbor in the event of (i) the material breach by the other party of any representation, warranty or agreement contained herein or
(ii) a condition precedent to such party's obligations, as set forth in Article VII of this Agreement, has not been satisfied or waived (in accordance with Section 8.4 of this Agreement) by such time as such condition can no longer be satisfied;

(d) by either of Harbor or FCNB if any governmental or regulatory approval required for consummation of the Merger and the Bank Merger shall have been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available for such appeal, provided, however, that the denial of any application relating to the Bank Merger shall not entitle Harbor to terminate this Agreement pursuant to this Section 8.1(d) if, within 15 days of the later of receipt by FCNB of such final non-appealable order or the expiration of the time available for appeal of any such denial, FCNB has notified Harbor of its intention to proceed with the Merger notwithstanding such denial;

(e) by FCNB, in the exercise of its sole discretion, if holders of in excess of 10.1% of the issued and outstanding shares of Harbor Common Stock validly exercise dissenters' rights of appraisal in accordance with the applicable provisions of the MGCL;

(f) by FCNB (i) at any time prior to 45 days from the date hereof, in the event that the results of its investigations into environmental matters shall not have been satisfactory to FCNB; or (ii) in the event a material adverse change, as described in Section 7.2(d) hereof, occurs in the financial condition, results of operations, business or prospects of Harbor or any Harbor Subsidiary subsequent to the date of this Agreement;

(g) by FCNB or Harbor, in the event that the Amendment, the Merger and the Agreement are not approved by the requisite majority of the shareholders of Harbor at the Harbor Shareholder Meeting.

         8.2 Effect of Termination. In the event of termination of this Agreement by either Harbor or FCNB as provided in Section 8.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either Harbor or FCNB or their respective officers or directors, except in the event of wilful breach of a material provision of this Agreement. Notwithstanding the foregoing, the confidentiality obligations of the parties pursuant to Section 6.1 hereof, and the obligations of the parties pursuant to
Section 6.6 and Section 6.8 hereof, shall survive termination of this Agreement.

         8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of both Harbor and FCNB; provided, however, that after such approvals no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Harbor's shareholders as contemplated by the Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of

Harbor and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.4 Waiver. Any term, condition or provision of this Agreement may be waived at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, but only by a writing signed on behalf of the waiving party expressly making such waiver. No failure or delay on the part of either party hereto to exercise any right or remedy hereunder, whether upon a breach hereof or otherwise, shall constitute a waiver of such right or remedy or a modification of any provision of this Agreement.

         8.5 Unsolicited Acquisition Proposal. (a) Notwithstanding anything contained in Section 5.1(k) to the contrary, in the event that Harbor shall receive prior to the earlier of the Effective Time and the date of termination of this Agreement in accordance with its terms, an Unsolicited Acquisition Proposal (as hereinafter defined) which, in the good faith determination of the Board of Directors of Harbor, the fiduciary duty of the directors under Maryland law requires that the Board of Directors consider, negotiate, communicate, or provide information with respect to (collectively "communications"), or approve or recommend to shareholders such Unsolicited Acquisition Proposal, which such determination shall be made in consultation with Housley Goldberg Kantarian & Bronstein, P.C., counsel to Harbor, and Harbor's financial advisor, then Harbor shall be entitled to engage in such communications or, to the extent the fiduciary duty of the directors so requires, to accept or recommend such Unsolicited Acquisition Proposal.

(b) In the event that Harbor engages in communications relating to or approves or recommends an Unsolicited Acquisition Proposal pursuant to Section 8.5(a) above, Harbor shall not be entitled to terminate this Agreement pursuant to provisions of Section 8.1(b).

(c) In the event that the Board of Directors of Harbor approves any Unsolicited Acquisition Proposal, Harbor shall be deemed to have terminated this Agreement as of the date of such approval. In the event that the Board of Directors of Harbor recommends any Unsolicited Acquisition Proposal to the shareholders of Harbor, or if the Board of Directors of Harbor shall fail to recommend the Merger to the shareholders of Harbor while any unrejected Unsolicited Acquisition Proposal exists, FCNB shall be deemed to have terminated this Agreement as of the date of such recommendation or failure to recommend. Upon any termination pursuant to this Section 8.5(c), Harbor shall, by the earlier of
(i) the ninetieth (90th) day following said termination; or (ii) the date of closing of such other transaction, pay to FCNB, in cash or by wire transfer, the sum of Four Hundred Thousand Dollars ($400,000) as a termination fee. Harbor agrees that it shall cause the acquiror in any such transaction to expressly assume the obligation of Harbor to make such termination payment to the extent such obligation has not been satisfied prior to the closing of such transaction. Notwithstanding anything to the contrary contained herein, the obligations of Harbor to pay such termination fee and to cause such assumption shall survive the termination of this Agreement and shall be binding upon Harbor and any successor or assign of Harbor, whether by merger, consolidation, share purchase or exchange, asset purchase, or otherwise.

(d) For purposes of this Section 8.5, an "Unsolicited Acquisition Proposal" shall mean any proposal, other than the Merger, received by Harbor without violation of the provisions of Section 5.1(k) hereof (without reference to the exception thereto) regarding (i) any merger, consolidation, share purchase or exchange, or purchase and assumption or similar transaction involving Harbor or Odenton; or (ii) any sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all of the assets of Harbor (including, without limitation, stock of Odenton) or Odenton. Any proposal relating to any such transaction made by any party at the direction, suggestion, solicitation, encouragement, or otherwise as a result of contact between such party and any investment banker or financial advisor retained by Harbor shall be deemed to be a proposal solicited by Harbor for purposes of this Section 8.5 and shall not constitute an Unsolicited Acquisition Proposal, provided, however, that in the event that any party solicited by Harbor or any of its agents prior to the date hereof, which submitted a proposal for any such transaction to the Board of Directors of Harbor which such transaction was rejected by the Board of Directors, shall, without further contact initiated by Harbor or any investment banker or financial advisor retained by Harbor, submit a further proposal to the Board of Directors of Harbor, such further proposal shall not be deemed to have been solicited by Harbor for purposes of this Section 8.5. Harbor shall immediately advise FCNB of, and communicate to FCNB the terms of, any such inquiry or proposal addressed to Harbor or Odenton or of which Harbor or Odenton, or their respective officers, directors, employees, agents, or representatives (including, without limitation, any investment banker or financial advisor) has knowledge. Harbor's Board of Directors shall use its best efforts to cause its officers, directors, employees, agents and representatives and Odenton and its officers, directors, employees, agents and representatives to comply with the requirements of this Section and Section 5.1(k).

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Non-survival of Representations, Warranties and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as otherwise provided herein, all representations, warranties and agreements in this Agreement of Harbor and FCNB or in any instrument delivered by Harbor and FCNB pursuant to this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms.

         9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by telecopier, cable, telegram or telex or (ii) on the date received if sent by overnight delivery service or if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                        (a)     if to FCNB:

                                    A. Patrick Linton, President
                                    FCNB Corp
                                    One North Market Street
                                    Frederick, Maryland  21701

                                 Copy to:

                                    David H. Baris, Esq.
                                    Kennedy & Baris, L.L.P.
                                    Suite 300
                                    4719 Hampden Lane
                                    Bethesda, Maryland  20814

                        (b)     if to Harbor:

                                    Judith R. Smiechowski
                                    Harbor Investment Corporation
                                    1219 Annapolis Road
                                    Odenton, Maryland  21113

                                 Copy to:

                                    Leonard Volin, Esquire
                                    Housley Goldberg Kantarian & Bronstein, P.C.
                                    Suite 700
                                    1220 19th Street, N.W.
                                    Washington, DC 20036

         9.3 Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

         9.4 Headings. The headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement.

         9.5 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other remedy.

         9.6 Miscellaneous. This Agreement (including exhibits, documents and instruments referred to herein)

(a) together with all Schedules, exhibits, documents and instruments attached hereto or required to be delivered herewith, or at or prior to closing, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

(b) is not intended to confer upon any person not a party hereto any rights or remedies hereunder;

(c) shall not be assigned by operation of law or otherwise, except that FCNB may without prior notice to or approval by Harbor, assign this Agreement to a wholly-owned subsidiary of FCNB, provided that no such assignment by FCNB shall result in a material delay in consummation of the Merger or release FCNB from its obligation to pay the Purchase Price and Option Price as contemplated by
Section 2.1 hereof;

(d) shall be governed in all respects by the laws of the State of Maryland; and

(e) may be executed in two or more counterparts which together shall constitute a single agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

ATTEST: [SEAL]                          FCNB CORP



/s/ Helen G. Hahn                        By:   /s/ A. Patrick Linton
-----------------------                  --------------------------------
Name:  Helen G. Hahn                     Name:  A. Patrick Linton
Title: Secretary                         Title: President


ATTEST: [SEAL]                           HARBOR INVESTMENT CORPORATION



/s/ Erika M. Cornett                     By:   /s/ Judith R. Smiechowski
------------------------                 ----------------------------------
Name:    Erika M. Cornett                Name:  Judith R. Smiechowski
Title: Secretary                         Title: President

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